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                                                                   Exhibit 10.22

                                                   CAMBRIDGE TECHNOLOGY PARTNERS

February 4, 2000

Maurice Olivier
Rue Dela Centenaire 37
Oreye, Belgium, 4360

Dear Maurice,

We are very pleased to extend an invitation to you to join Cambridge Technology Partners as Senior Vice President of Strategic Planning. In this role, you will report to Jack Messman and you will be based fifty percent of your time in Cambridge, and your remaining time in Europe. It is our intent that you transition to one hundred percent of your time in Cambridge, U.S.A. within twelve months.

Your compensation package for this position includes a base salary and an annual bonus potential. Your annualized base salary will be $500,000 and will be paid to you on a monthly basis. You will become eligible to participate in the Cambridge annual bonus program for 2000, which is targeted to pay you an additional 100% of your annual base salary. Fifty percent (50%) of your 2000 bonus ($250,000) will be guaranteed for 2000 and will be paid on or before February 1, 2001. The remaining 50% of your 2000 bonus is contingent upon a combination of individual and company achievement of goals and objectives and will also be paid on or before February 1, 2001. For Fiscal year 2001, your bonus will be guaranteed at forty percent (40%) of your base salary. Additionally, your base and bonus earned will have a mark-up of a forty percent (40%) fringe factor. It is our understanding that your employment contract will be with your personal Swiss Company.

In addition to the above compensation plan, we will be recommending that our Board of Directors grant you 250,000 stock options at their first meeting following your date of employment. These options would be granted at fair market value on the date of grant and they vest over a four-year period. In the event of a change of control (as those terms are defined in our Stock Option Agreement), your stock option grant referenced above would vest immediately.

In your role as Sr. Vice President of Strategic Planning, you will be considered for a stock option grant on an annual basis. As an Executive of Cambridge, your financial success and Cambridge's financial success are closely tied.

   8 Cambridge Center / Cambridge, MA 02142 / 617.374.9800 Fax 617.914.8300
                                                                www.ctp.com

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You will also be eligible for a Split Dollar Life Insurance Policy with a face value of $2 million paid for by Cambridge. You will be eligible for enrollment in July of 2000. The policy that Cambridge offers is called a Collateral Assignment Split Dollar Policy, and it allows you to have the security of life insurance and an investment vehicle, which is accessible prior to retirement. The policy is underwritten by the John Hancock Mutual Life Insurance Company. Paul Rooney from EBS Insurance Brokers handles the executive applications process and contacts all VPs directly to begin the process. You will be contacted by either Paul Rooney or Lee McGrath from the Cambridge, MA HR office about this application prior to July 2000.

Other terms that apply to this offer are:
1) Severance: You will also be provided with severance benefits in the event that your employment with the company is terminated for any reason other than "just cause" or your voluntary resignation. In such event, you will be paid at your then current base salary rate over a one year period in accordance with normal payroll practices provided that you are in compliance with terms and conditions of you employment agreement. Stock options that would have vested during that severance period would do so. All other non-vested options would be forfeited.
2) Non-competition/Non-Solicitation: Your Employment Agreement will include a non-competition covenant, under which you will agree not to compete with the Company for a period of six months after the end of your employment. The Employment Agreement will also include a no hire/non-solicitation covenant, under which you will agree not to hire any of our employees or encourage any of our employees to leave Cambridge, or solicit any of our clients, for two years after your employment with Cambridge ends.

On your first day of employment, you will be required to execute Cambridge's Employee Agreement. Additionally, U.S. federal law requires that you provide satisfactory proof of eligibility for employment within the United States. In this regard, enclosed is the INS Form I-9. Please fill out Part 1 prior to your start date and bring with you the documentation required in Part 2.

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Maurice, we at Cambridge would truly be delighted to welcome you as a member of our team. We believe that you will play a significant role in the development of our expanding business and be both challenged and rewarded by the opportunities in front of us. These challenges which face us are exciting and we look forward to your contributions in helping us meet those objectives.

We look forward to your joining Cambridge and anxiously await your response to this offer. If you accept Cambridge's offer of employment, please signify so by signing and returning this letter to us with your completed staff information sheet. Upon your employment, we invite you to join our New Employee Orientation class. Information regarding the orientation program will follow. In the meantime, should you have any questions please do not hesitate to contact me.

Sincerely,

/s/ Alan Friedman

Alan Friedman
Chief Human Resources Officer

                         Offer of Employment Accepted:

Name:______________________________ Date:______________

Anticipated Start Date:________________________________

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               AMENDMENTS TO THE LETTER OF FEBRUARY 4, 2000 FROM
                         CAMBRIDGE TECHNOLOGY PARTNERS

1. Contract to be signed by Maurice Olivier on behalf of Madian S.A., a Geneva-based company ("the company") he is associated with. Contract to be formally reworded in legal terms at a later stage to reflect the contractual relationship between the company and Cambridge Technology Partners. Subcontracting to be authorized.

2.  Address of Maurice Olivier as defined.

3. Title of representative of company (Maurice Olivier): Senior Vice President Strategy and Corporate Development (abbreviated as Chief Strategist if/when appropriate).

4. Tasks and location to be reviewed jointly at the end of the first 12 months to select best opportunity/location in view of professional and personal needs and constraints.

5. Annual remuneration USD 700,000 invoiced and paid monthly. Annual target incentive remuneration of minimum USD 700,000 invoiced and paid on or before February 1st of each year. Guaranteed incentive payment of USD 525,000 for the year 2000, and 40% of the 2001 target incentive (minimum USD 280,000) for the year 2001. Both base and incentive to be paid for 12 full months in/for the year 2000 even as contract is put in force later than January 1st, 2000.

6. Coverage of infrastructure, secretarial and telecommunications costs, and reimbursement of professional expenses. Travels with one accompanying family member authorized and reimbursed. Business class (first upon justification).

7. Collateral Assignment Split Dollar Policy in addition, to be adapted to specific contractual conditions (e.g. in the benefit of the company, then assigned to its representative).

8. Severance/Non-competition/Non-solicitation: Wording to be adapted to specific contractual conditions. Severance to cover guaranteed incentives.

9.  Eligibility for employment to be adapted to specific contractual conditions.

10. "Employee Agreement" to be adapted considering the role and tasks of the company's representative. In the "Severance" chapter, paragraphs (a) and (b) to be cancelled. Swiss law applicable.

11. Non-qualified options in the amount 250,000 granted as stated in the 1991 Stock Option Plan. Beneficiary to be designated by company.
    Transfers/assignments authorized with transferees/assignees determined by company. Option contract to be adapted to specific contractual conditions.

12. First exercise date 12 months after Board approval. Acceleration of vesting (as per the 1991 Stock Option Plan).

Alan Friedman, Chief Human Resources Officer

/s/ Alan Friedman                                  /s/ M. Olivier
                                                   --------------
Cambridge Technology Partners                      Feb. 8, 2000
8 Cambridge Center
Cambridge MA 02142